Exhibit 99.2

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD EXPECTS CHANNEL INVENTORY TO AFFECT FOURTH QUARTER

AND FULL YEAR 2013 PERFORMANCE

Newport Beach, CA – December 20, 2013 – American Vanguard Corporation (NYSE:AVD) today announced that elevated channel inventories, arising primarily from prolonged wet weather last spring in the midwestern United States, will affect its fourth quarter and full year 2013 financial performance. Net sales for the fourth quarter of 2013 will be approximately 30% below those of the comparable period in 2012, and we anticipate reporting net earnings that are break-even plus or minus a few cents per share for the quarter. In comparison to full-year 2012 results, net sales for 2013 are expected to be up about 5%, and net income will likely be flat to down 15%.

As was reported by the Company last June, persistent wet weather affected both the corn and cotton markets during the 2013 planting season. Following two years of strong growth, distributors and retailers increased purchases in anticipation of another strong growth season. However, a shortened planting period coupled with a reduction in planted acres, particularly in high pest-pressure acreage, resulted in reduced use of many products and surplus inventory in the distribution channel. Despite these challenges, on-the-ground use of our SmartBox soil insecticides increased 38% year-over-year. In light of inventory levels in the channel, some of our customers are curtailing their normal fourth quarter purchases. The company expects that demand will pick up strongly next quarter as inventories move through the channel.

Eric Wintemute, Chairman and CEO of American Vanguard, stated, “Our corn products have been key drivers for our growth over the past three years. Consequently, a shift in demand in this market tends to have a disproportionate effect upon our overall financial performance. At present, everyone in our sector is experiencing a hardening of the market for a range of corn inputs arising from surplus inventories that were accumulated after the inclement planting season earlier this year. Ironically, many of the products in their inventory had been in such high demand at the start of the 2013 season, that they were placed on allocation by their suppliers. Now that supply has caught up with current demand, distribution has found it necessary to manage its inventory levels much more closely in the short term. Based upon discussions with our customers, we expect continued growth for our corn products. We therefore consider this to be a temporary market condition. We remain in close contact with our channel partners and stand ready to address the needs of the market as the new planting season unfolds. We will be answering questions on this matter during our investor call set for later today.”

American Vanguard will conduct a conference call with analysts and investors to discuss current business conditions at 9:00 am ET / 6:00 am PT today, December 20, 2013. Interested parties may participate in the call by dialing (201) 493-6744 – please dial in 10 minutes before the call is scheduled to begin, and ask for the American Vanguard call. The conference call will also be webcast live via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

In its public commentary, the Company may discuss forward-looking information. Except for the historical information contained in the conference call referenced in this release, all forward-looking statements are estimates by the Company’s management subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Contact Information:

American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com